                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13D
                   Under the Securities Exchange Act of 1934



                      STERLING  CHEMICALS  HOLDINGS,  INC.
                   ----------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.01 per share
                  -------------------------------------------
                         (Title of Class of Securities)

                                 85916 E 10 3
                   ----------------------------------------
                                 (CUSIP Number)

                                                       David J. Graham
       Frank J. Hevrdejs                            Andrews & Kurth L.L.P.
Eight Greenway Plaza, Suite 702                    4200 Texas Commerce Tower
      Houston, Texas 77046                           Houston, Texas 77002
         (713) 877-8257                                 (713) 220-4200
                     _____________________________________
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                August 21, 1996
                    --------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13G, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: ___


     Check the following box if a fee is being paid with the statement:   X
                                                                         ---

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 2 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Frank P. Diassi                                                   ###-##-####
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      PF
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    453,630
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               453,630
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      453,630
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.17%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 3 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Hunter Nelson                                                     ###-##-####
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      PF
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   52,410
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               52,410
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               0
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      52,410
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.48%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 4 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      William C. Oehmig                                                 ###-##-####
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      PF
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    345,963
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               345,963
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      345,963
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 5 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Frank J. Hevrdejs                                                 ###-##-####
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      PF
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   661,961
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               661,961
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               0
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      661,961
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.08%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 6 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Rheney Living Trust (Susan O. Rheney and Clarke Rheney,
       Trustees)
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      PF
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   41,670
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               41,670
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               0
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      41,670
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.38%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 7 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Capital Associates, Inc.                                  13-3706407
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    1,518,870
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               1,518,870
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,518,870
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      13.95%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 8 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Capital Associates, L.P.                                  13-3706321
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      AF
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    1,518,870
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               1,518,870
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,518,870
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      13.95%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 9 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper/Merchant Partners, L.P.                                   13-3737437
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    367,870
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               367,870
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      367,870
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.38%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 10 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Equity Partners I, L.P.                                   13-3834258
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    324,730
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               324,730
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      324,730
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.98%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 11 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper/European Re, L.P.                                         98-0154020
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      00
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    216,490
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               216,490
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      216,490
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.99%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 12 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper/Merban, L.P.                                              98-013328
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    432,980
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               432,980
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      432,980
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.98%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 13 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Capital Corporation                                       13-3706408
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    64,460
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               64,460
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      64,460
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.59%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 14 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Capital Partners, L.P.                                    13-3706324
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    64,460
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               64,460
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      64,460
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.59%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 15 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CS First Boston Merchant Investments 1995/96, L.P.                13-3860592
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    64,460
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               64,460
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      64,460
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.59%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 16 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert B. Calhoun, Jr.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    1,583,330
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               1,583,330
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,583,330
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.54%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 17 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Koch Equities, Inc.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      AF
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   1,000,000
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               1,000,000
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               0
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,000,000
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 18 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Koch Industries, Inc.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Kansas
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    1,000,000
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               1,000,000
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,000,000
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 19 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Olympus Growth Fund II, L.P.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    539,160
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               539,160
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      539,160
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.95%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 20 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      OGP II, L.P.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    539,160
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               539,160
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      539,160
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.95%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 21 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Olympus Executive Fund, L.P.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    6,670
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               6,670
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,670
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.06%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 22 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      OEF, L.P.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    6,670
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               6,670
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,670
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.95%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 23 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      LJM, L.L.C.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    545,830
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               545,830
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      545,830
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.01%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 24 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RSM, L.L.C.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    545,830
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               545,830
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      545,830
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.01%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 25 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Conroy, L.L.C.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    545,830
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               545,830
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      545,830
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.01%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 26 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Louis J. Mischianti
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    545,830
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               545,830
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      545,830
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.01%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 27 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert S. Morris
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    545,830
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               545,830
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      545,830
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.01%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 28 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James A. Conroy
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    545,830
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               545,830
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      545,830
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.01%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 29 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FSI No. 2 Corporation                                             51-0373138
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

       WC
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    545,830
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               545,830
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      545,830
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.01%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 30 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Fayez Sarofim & Co.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Texas
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    545,830
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               545,830
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      545,830
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.01%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO, IA
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103                                                                               PAGE 31 OF 31 PAGES
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Fayez Sarofim                                                     ###-##-####
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION


- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    545,830
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               545,830
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      545,830
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.01%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.  SECURITY AND ISSUER

         This Statement on Schedule 13D relates to the beneficial ownership of shares of common stock, par value $.01 per share ("Common Stock"), of Sterling Chemicals Holdings, Inc., a Delaware corporation (the "Issuer" or "Holdings"). The Issuer's principal executive offices are located at 1200 Smith Street, Suite 1900, Houston, Texas 77002.

ITEM 2.  IDENTITY AND BACKGROUND

         This Statement on Schedule 13D is being jointly filed by Frank P. Diassi, Hunter Nelson, William C. Oehmig, Frank J. Hevrdejs (collectively, the "Individual Investors"), The Rheney Living Trust, Clarke Rheney, Trustee or Susan O. Rheney, Trustee (the "Trust Investor"), Clipper Capital Associates, L.P., Clipper Equity Partners I, L.P., Clipper/Merchant Partners, L.P., Clipper/Merban, L.P., Clipper/European Re, L.P., CS First Boston Merchant Investments 1995/96, L.P., (collectively, the "Clipper Investors"), FSI No. 2 Corporation, Koch Equities, Inc., Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. (collectively, the "Entity Investors" and together with the Individual Investors, the Trustee Investor and the Clipper Investors, the "Investors") and certain additional individuals and entities affiliated with certain of the Clipper Investors and the Entity Investors (the "Additional Reporting Persons").

         Each of the Investors, as party to a voting agreement dated August 21, 1996 by and among each of such Investors (the "Voting Agreement"), has agreed to, among other things, certain voting provisions with respect to the election of directors of the Issuer. As a result of the Voting Agreement, the parties thereto may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, and accordingly may be deemed to have beneficial ownership of all of the shares of common stock of Holdings subject to the Voting Agreement. However, each of the Investors expressly disclaims (i) membership in such group and (ii) beneficial ownership of such shares of common stock of Holdings, other than shares expressly identified herein as beneficially owned by such Investors.

    A. The Individual Investors

       Frank P. Diassi's business address is 6 Commerce Dr., Crawford, NJ 07016, and his present principal occupation or employment is Chairman of the Board of the Issuer. In addition, Mr. Diassi serves as managing general partner of the The Unicorn Group, L.L.C., a private financial organization. The business address of each of Hunter Nelson, Frank J. Hevrdejs and William C. Oehmig is Eight Greenway Plaza, Suite 702, Houston, TX 77046. The present principal occupation or employment of each of Messrs. Nelson, Hevrdejs, Oehmig is as a principal of The Sterling Group, Inc. ("TSG"), a private investment organization engaged in the acquisition and ownership of operating businesses. Each of the Individual Investors is a citizen of the United States.

    B. The Trust Investor

         The business address of The Rheney Living Trust, Clarke Rheney or Susan
O. Rheney, Trustee, is 2305-C Nantucket, Houston, Texas 77057. The Rheney Living Trust is a revocable trust created under the laws of Texas with Mr. and Mrs. Rheney as beneficiaries. Mr. Rheney's principal occupation or employment is as a consultant with Rheney and Associates. Mrs. Rheney's principal occupation or employment is as principal of TSG. Both Mr. and Mrs. Rheney are citizens of the United States.

    C. The Clipper Investors

         Each of Clipper Equity Partners I, L.P. ("Clipper I") and Clipper/Merchant Partners, L.P. ("Clipper II") is a Delaware limited partnership, principally engaged in making investments. Clipper Capital Associates, L.P. ("Clipper Associates"), a Delaware limited partnership principally engaged in making investments, directly or indirectly through other entities, is the sole general partner of Clipper I and Clipper II, with sole voting and dispositive power with respect to the securities held by such partnerships. The business address of each of such partnerships is Tower 49, 12 East 49th Street, New York, NY 10017.

         Each of Clipper/Merban, L.P. ("Clipper III") and Clipper/European Re, L.P. ("Clipper IV") is a Delaware limited partnership, principally engaged in making investments. Clipper Associates is the sole investment general partner of Clipper III and Clipper IV, having sole voting and dispositive power with respect to securities held by such partnerships. Clipper Curacao, Inc. ("Curacao"), a corporation organized under the laws of the British Virgin Islands, is the sole administrative general partner of Clipper III and Clipper IV, responsible for the administrative functions of such partnerships. The sole director of Curacao is Intercarribean Services Ltd.; Curacao has no officers. The business address of each of Clipper III, Clipper IV and Curacao is De Ruyterkade 62, P.O. Box 812, Curacao, Netherland Antilles.

         Clipper Capital Associates, Inc. ("Clipper") is the sole general partner of Clipper Associates. Clipper is a Delaware corporation principally engaged in holding partnership interests, and serves as general partner of Clipper Associates. The directors and executive officers of Clipper are Robert
B. Calhoun, Jr., who serves as President and Director and Daniel V. Cahillane, who serves as Treasurer, Secretary and Director. Robert B. Calhoun, Jr. and Daniel V. Cahillane are United States citizens. The business address of Clipper, Robert B. Calhoun, Jr. and Daniel V. Cahillane is Tower 49, 12 East 49th Street, New York, NY 10017.

         CB First Boston Merchant Investments 1995/96, L.P. ("CSFB Investments") is a Delaware limited partnership principally engaged in making investments. Merchant Capital, Inc. ("Merchant Capital"), a Delaware corporation principally engaged in making investments, is the sole general partner of CSFB Investments. The name, business address, principal occupation and citizenship of each director and executive officer of Merchant Capital are listed on Appendix A hereto. The sole stockholder of Merchant Capital is Merchant Holding, Inc., a Delaware corporation. The business address of CSFB Investments and Merchant Capital is Merchant Capital, Inc., Park Avenue Plaza, 55 East 52nd Street, New York, NY 10055.

         Pursuant to a certain management agreement (the "Management Agreement"), Clipper Capital Partners, L.P. ("Clipper Management"), a Delaware limited partnership principally engaged in managing investments, has sole voting and dispositive power with respect to securities held by CSFB Investments. The Management Agreement has been filed as an exhibit to this Statement on Schedule 13D and is incorporated herein by reference. Clipper Capital Corporation ("Clipper Capital"), a Delaware corporation principally engaged in holding partnership interests is the sole general partner of Clipper Management. The directors and executive officers of Clipper Capital are Robert B. Calhoun, Jr., who serves as President and Director, and Daniel V. Cahillane, who serves as Treasurer, Secretary and Director. the business address of Clipper Management and Clipper Capital is Tower 49, 12 East 49th Street, New York, NY 10017.

         Robert B. Calhoun, Jr. is the sole stockholder of Clipper, Clipper Capital and Curacao. It is anticipated that Mr. Calhoun will serve as a member of the Board of Directors of Holdings, as the designee of the Clipper Investors pursuant to the Voting Agreement.

    D. The Entity Investors

       (a)  Koch

         Koch Equities, Inc. ("Koch Equities"), is a corporation organized under the laws of Delaware principally engaged in making investments. The directors and executive officers of Koch Equities are listed on Appendix B attached hereto. Koch Equities is a wholly-owned subsidiary of Koch Industries, Inc. ("Koch Industries"), a corporation organized under the laws of Kansas, which is a diversified energy company. The executive officers and directors of Koch Industries are listed on Appendix C hereto. The business address for both Koch Equities and Koch Industries is 4111 East 37th Street North, Wichita, KS 67220.

       (b)  FSI No. 2 Corporation

            FSI No. 2 Corporation ("FSI No. 2") is a corporation organized under the laws of Delaware principally engaged in making investments. The officers and directors of FSI No. 2 are Fayez Sarofim, who serves as president and director, and Raye G. White, who serves as executive vice president, secretary, treasurer and director. FSI No. 2 is a wholly-owned subsidiary of Fayez Sarofim & Co., a corporation organized under the laws of Texas and an investment adviser registered under the Investment Advisers Act of 1940. The executive officers and directors of Fayez Sarofim & Co. are listed on Appendix D hereto. Mr. Sarofim is Chairman of the Board of Directors, President and the beneficial owner of a majority of the capital stock of Fayez Sarofim & Co. The business address of FSI No. 2, Fayez Sarofim & Co., Mr. Sarofim and Ms. White is Two Houston Center, Suite 2907, Houston, TX 77010. Both Mr. Sarofim and Ms. White are citizens of the United States.


       (c)  Olympus

            Olympus Growth Fund II, L.P. ("Olympus Growth") and Olympus Executive Fund, L.P. ("Olympus Executive") are Delaware limited partnerships principally engaged in making investments. OGP II, L.P., a limited partnership organized under the laws of Delaware ("OGP") is the sole general partner of Olympus Growth. OEF, L.P., a limited partnership organized under the laws of Delaware ("OEF") is the sole general partner of Olympus Executive. The three general partners of both OGP and OEF are LJM, L.L.C. ("LJM"), RSM, L.L.C. ("RSM"), and Conroy, L.L.C. ("Conroy"); each of LJM, RSM and Conroy is a limited liability company organized under the laws of the state of Delaware. The majority owner of LJM is Louis J. Mischianti. The majority owner of RSM is Robert S. Morris. The majority owner of Conroy is James A. Conroy. The business address of Olympus Growth, Olympus Executive, OGP, OEF, LJM, RSM, Conroy and
       Messrs. Mischianti, Morris and Conroy is Metro Center, One Station
       Place, Stanford, Connecticut 06902. Messrs. Mischianti, Morris and Conroy are presently employed with Olympus Advisory Partners, Inc. where each is an investment manager; each of Messrs. Mischianti, Morris and Conroy is a citizen of the United States.

       During the last five years, none of the Investors nor any of the Additional Reporting Persons, has been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors).

       During the last five years, none of the Investors nor any of the Additional Reporting Persons, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.



ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

        On August 21, 1996, STX Acquisition Corp. ("STX") merged with and into Sterling Chemicals, Inc. with the latter, renamed Sterling Chemicals Holdings, Inc., as the surviving corporation (the "Merger"). An aggregate of 4,999,807 shares of Common Stock (the "Rollover Shares") were retained by existing stockholders with the remaining shares converted into the right to receive $12.00 in cash. Concurrently with the consummation of such merger, an equity private placement (the "Equity Private Placement") was effected whereby the Investors purchased shares of STX common stock at a price of $120.00 per share which were then converted into shares of Common Stock at a ratio of 1 for 10. An aggregate of 5,230,624 shares of Common Stock were held by the Investors after the Merger and the Equity Private Placement. Messrs. Oehmig and Hevrdejs both hold Rollover Shares in addition to having purchased shares of Common Stock pursuant to the Equity Private Placement. On August 22, 1996, the Common Stock was suspended from trading on the New York Stock Exchange pending the completion of the de-listing process.


        Each of the Individual Investors expended personal funds to effect such purchases. Each of the Clipper I, Clipper II, Clipper III, Clipper IV, CSFB Investments, Clipper Associates (with respect to 1,810 shares) and Olympus

Growth expended capital contributions from the partners of each respective limited partnership to effect such purchases. Clipper Associates expended funds from affiliates with respect to the purchase of certain shares that it holds as nominee for such affiliates. Koch Equities expended funds provided by its parent company, Koch Industries, from working capital to effect such purchases. FSI No. 2 expended working capital to effect such purchases.

ITEM 4.  PURPOSE OF TRANSACTIONS

         Although each of the Investors acquired the shares of Common Stock primarily for investment purposes, by entering into the Voting Agreement, each of such Investors has agreed to vote their respective shares in favor of a nominee to the Board of Directors of Holdings selected by each of Koch Equities and the Clipper Investors. In addition, the Clipper Investors, Olympus, FSI No. 2 and Messrs. Diassi and Hevrdejs intend to acquire 463,654 additional shares (the "Additional Shares") of Common Stock from another stockholder. All such Additional Shares will be subject to the terms and provisions of the Voting Agreement. Other than the planned acquisition of the Additional Shares by the Investors named above, none of the Investors has any other plans, nor has any of them made any other proposals, which relate to or would result in any of the subjects covered in paragraphs (a) through (j) of Item 4 to Schedule 13D. However, each of the Investors reserves the right to acquire additional shares, to dispose of shares or to formulate other purposes, plans or proposal to the extent deemed advisable in light of their respective investment policies, market conditions and other factors.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         Each of the Investors, pursuant to the Voting Agreement, has agreed to, among other things, certain voting provisions with respect to the election of directors. As a result of the Voting Agreement, the parties thereto may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, and accordingly may be deemed to have beneficial ownership of all of the shares of Common Stock subject to the Voting Agreement. In total, 5,230,624 shares, representing 48.03% of the shares of Common Stock reported to be outstanding by the Company in its Current Report of Form 8-K, dated as of August 21, 1996, are subject to the Voting Agreement. However, each of the Investors expressly disclaims (i) membership in such group and (ii) beneficial ownership of such shares of Common Stock, other than shares expressly identified herein as beneficially owned by such Investors. The Voting Agreement is filed as an exhibit to this Statement on Schedule 13D and is incorporated herein by reference. In addition, the information contained in Item 6 is incorporated herein by reference.

      A. The Individual Investors

       (a) Frank P. Diassi and Marianne R. Diassi, as joint tenants with right of survivorship, may each be deemed to directly beneficially own 453,630 shares of Common Stock; such shares constitute approximately 4.17% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

       (b) Frank J. Hevrdejs may be deemed to directly beneficially own 661,961 shares of Common Stock. Of such shares, 597,001 were Rollover Shares and 64,960 were purchased pursuant to the Equity Private Placement. Such shares in the aggregate constitute approximately 6.08% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

       (c) Hunter Nelson may be deemed to directly beneficially own 52,410 shares of Common Stock; such shares constitute approximately 0.48% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

       (d) William C. Oehmig and Margaret W. Oehmig, as tenants in common, may each be deemed to directly beneficially own 345,963 shares of Common Stock. Of such shares, 312,623 were Rollover Shares and 33,340 were purchased pursuant to the Equity Private Placement. Such shares constitute approximately 3.18% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.


      B. The Trustee Investor

   The Rheney Living Trust, and Susan O Rheney and Clarke Rheney as trustees of such trust, may each be deemed to directly beneficially own 41,670 shares of Common Stock; such shares constitute approximately

0.38% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

    C. The Clipper Investors

       (a) (i) Clipper I may be deemed to directly beneficially own 324,730 shares of Common Stock; Clipper II may be deemed to directly beneficially own 367,870 shares of Common Stock; Clipper III may be deemed to directly beneficially own 432,980 shares of Common Stock; Clipper IV may be deemed to directly beneficially own 216,490 shares of Common Stock; CSFB Investments may be deemed to directly beneficially own 64,460 shares of Common Stock; and Clipper Associates may be deemed to directly beneficially own 1,810 shares of Common Stock and indirectly beneficially own 174,990 shares of Common Stock by virtue of its status as nominee under certain nominee agreements, pursuant to which it exercises sole voting and dispositive power with respect to such shares of common stock of Holdings; in the aggregate, such 1,583,330 shares of Common Stock deemed to be beneficially owned by such entities constitute approximately 14.54% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

            (ii) By virtue of its status as the sole general partner of Clipper I and Clipper II, and its status as sole investment general partner of Clipper III and Clipper IV, having sole voting and dispositive power with respect to the shares of Common Stock held by each of such partnerships, Clipper Associates may be deemed to be, for purposes of this Schedule 13D, the indirect beneficial owner of all of the 1,342,070 shares of Common Stock deemed to be directly beneficially owned, in the aggregate, by Clipper I, Clipper II, Clipper III and Clipper IV.

            (iii) By virtue of its status as the sole general partner of Clipper Associates, Clipper may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 1,518,870 shares of Common Stock deemed to be directly and indirectly beneficially owned by Clipper Associates.

            (iv) By virtue of its exercising sole voting and dispositive power with respect to the Shares directly beneficially owned by CSFB Investments, Clipper Management may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 64,460 shares of Common Stock deemed to be directly beneficially owned by CSFB Investments.

            (v) By virtue of its status as the sole general partner of Clipper Management, Clipper Capital may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 64,460 shares of Common Stock deemed to be indirectly beneficially owned by Clipper Management.

            (vi) By virtue of his ownership of all of the outstanding capital stock of Clipper and his status as President and Director, Robert B. Calhoun, Jr. may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 1,518,870 shares of Common Stock deemed to be indirectly beneficially owned by Clipper. In addition, by virtue of his ownership of all of the outstanding capital stock of Clipper Capital and his status as President and Director, Robert B. Calhoun, Jr. may be deemed to be, for purposes of this
Schedule 13D, the beneficial owner of all of the 64,460 shares of Common Stock indirectly beneficially owned by Clipper Capital.

       (b) Clipper Associates holds 174,990 shares of Common Stock as nominee for individuals who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. The form of nominee agreement (the "Nominee Agreement") has been filed as an exhibit to this Statement on Schedule 13D and is incorporated herein by reference.

D. Koch

       (a) (i) Koch Equities may be deemed to directly beneficially own 1,000,000 shares of Common Stock; such shares constitute approximately 9.18% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

            (ii) Koch Industries, by virtue of its status as the owner of 100% of the outstanding capital stock of Koch Equities, may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of all of the 1,000,000 shares of common stock of Holdings deemed to directly beneficially owned by Koch Equities.

D. FSI No. 2 Corporation

       (a) (i) FSI No. 2 may be deemed to directly beneficially own 545,830 shares of Common Stock; such shares constitute approximately 5.01% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

            (ii) Fayez Sarofim & Co., by virtue of its status as the owner of 100% of the outstanding capital stock of FSI No. 2, may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of all of the 545,830 shares of Common Stock deemed to be directly beneficially owned by FSI No. 2.

           (iii) Fayez Sarofim, by virtue of his status as the owner of a majority of the outstanding capital stock of Fayez Sarofim & Co. may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of all of the 545,830 shares of Common Stock deemed to be indirectly beneficially owned by Fayez Sarofim & Co.

E. Olympus

       (a) (i) Olympus Growth may be deemed to directly beneficially own 539,160 shares of Common Stock; such shares constitute approximately 4.95% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

            (ii) Olympus Executive may be deemed to directly beneficially own 6,670 shares of Common Stock; such shares constitute approximately 0.06% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

           (iii) OGP, by virtue of its status as the sole general partner of Olympus Growth, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 539,160 shares of Common Stock deemed to be directly beneficially owned by Olympus Growth.

            (iv) OEF, by virtue of its status as the sole general partner of Olympus Executive, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 6,670 shares of Common Stock deemed to be directly beneficially owned by Olympus Executive.

             (v) Each of LJM, RSM and Conroy, by virtue of their status as general partners of OGP and OEF, may be deemed to be, for purposes of this
Schedule 13D, the beneficial owner of all of the aggregate 545,583 shares of Common Stock deemed to be indirectly beneficially owned by OGP and OEF.

            (vi) Each of Louis J. Mischianti, Robert S. Morris and James A. Conroy, by virtue of their status as the majority owner of LJM, RSM and Conroy, respectively, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the aggregate 545,583 shares of Common Stock deemed to be indirectly beneficially owned by LJM, RSM and Conroy, respectively. Paragraphs (c) and (e) are inapplicable with respect to all of the Investors and the Additional Reporting Persons.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each of the Investors is a party to the Voting Agreement, pursuant to which, such investors have agreed to, among other things, vote their respective shares of Common Stock in favor of a nominee to the Board of Directors of Holdings selected by each of Koch Equities and the Clipper Investors. The rights of Koch Equities and the Clipper Investors to select such nominees are terminated under the terms and provisions of the Voting Agreement in the event that their ownership of Common Stock represents less than 5% of the total number of outstanding shares of Common Stock.

         Each of the Investors and certain additional stockholders of the Issuer have entered into a Stockholders Agreement, dated as of August 21, 1996 (the "Stockholders Agreement"), which, among other things, restricts the transfer of shares of Common Stock held by such stockholders (with certain exceptions) unless such shares are first offered to the Issuer's employee stock ownership plan, Holdings and finally to the other parties to the Stockholders Agreement.

         Each of the Investors and certain additional stockholders of the Issuer have entered into a Tag-Along Agreement, dated August 21, 1996 (the "Tag-Along Agreement"), which, among other things, provides that if any of the parties thereto proposes to transfer, sell or otherwise dispose of an aggregate of 51% or more of the Common Stock issued and outstanding at the time of such proposed transfer, all of the parties to the Tag-Along Agreement will have the right to participate in such transfer on a pro rata basis and on the same terms and conditions.

          Each of the Clipper Investors and the Entity Investors have entered into a Registration Rights Agreement, dated August 21, 1996 (the "Registration Rights Agreement"), pursuant to which, among other things, for a period of ten
(10) years each of the parties thereto is entitled, subject to certain limitations, to include their shares of Common Stock in certain registrations initiated by the Issuer under the Securities Act of 1933, as amended. The Registration Rights Agreement also provides that the parties thereto may require the Issuer to effect additional "demand" registrations of all or any part of such parties' stockholdings, and in addition, contains other customary provisions.

         Clipper Associates and certain individuals are party to Nominee Agreements which grant Clipper Associates sole voting and dispositive power with respect to the shares of Common Stock held by Clipper Associates, as nominee for such individuals, pursuant to such agreements.

         Clipper Management, Merchant Capital, Inc. and CSFB Investments are party to the Management Agreement which grants Clipper Management sole voting and dispositive power with respect to the shares of Common Stock directly beneficially owned by CSFB Investments.

         The responses to Item 2, Item 3 and Item 4, the Merger Agreement, the Voting Agreement, the Stockholders Agreement, the Tag-Along Agreement, the Registration Rights Agreement, the Nominee Agreement and the Management Agreement are incorporated herein by reference.

ITEM 7.  MATERIAL FILED AS EXHIBITS

         The following are filed herewith as Exhibits to this Schedule 13D:

         A. Voting Agreement, dated as of August 21, 1996, by and among the parties listed therein, filed with the Commission as Exhibit 4.12 to the Issuer's Registration Statement on Form S-1 (File No.333-04343), is incorporated herein by reference.

         B. Stockholders Agreement, dated as of August 21, 1996, by and among the parties listed therein, filed with the Commission as Exhibit 4.10 to the Issuer's Registration Statement on Form S-1 (File No. 333-04343), is incorporated herein by reference.

         C. Registration Rights Agreement, dated as of August 21, 1996, by and among the parties listed therein, filed with the Commission as Exhibit 4.11 to the Issuer's Registration Statement on Form S-1 (File No. 333-04343), is incorporated herein by reference.

         D. Tag-Along Agreement, dated as of August 21, 1996, by and among the parties listed therein, filed with the Commission as Exhibit 4.13 to the Issuer's Registration Statement on Form S-1 (File No. 333-04343), is incorporated herein by reference.

         E. Form of Nominee Agreement, by and among Clipper Associates and certain individuals.

         F. Management Agreement, dated as of December 29, 1995, by and among Clipper Capital Partners, L.P., Merchant Capital, Inc. and CS First Boston Merchant Investments 1995/96, L.P.

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996


                                               FRANK P. DIASSI AND MARIANNE R.
                                               DIASSI, JOINT TENANTS WITH RIGHT
                                               OF SURVIVORSHIP


                                               /s/ FRANK P. DIASSI
                                               _______________________________
                                               Frank P. Diassi


                                               /s/ MARIANNE R. DIASSI
                                               _______________________________
                                               Marianne R. Diassi

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996


                                              /s/ HUNTER NELSON
                                              ________________________________
                                              Hunter Nelson

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996



                                             WILLIAM C. OEHMIG AND MARGARET W.
                                             OEHMIG, TENANTS-IN-COMMON


                                            /s/ WILLIAM C. OEHMIG
                                             _________________________________
                                             William C.Oehmig


                                             /s/ MARGARET W. OEHMIG
                                             _________________________________
                                             Margaret W. Oehmig

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996


                                             /s/ FRANK J. HEVRDEJS
                                             _________________________________
                                             Frank J. Hevrdejs

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996



                                             THE RHENEY LIVING TRUST
                                             By: Susan O. Rheney, as Trustee



                                             /s/ SUSAN O. RHENEY
                                             _________________________________
                                             Susan O. Rheney

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996





CLIPPER CAPITAL ASSOCIATES, INC.             CLIPPER CAPITAL CORPORATION

CLIPPER CAPITAL ASSOCIATES, L.P.             CLIPPER CAPITAL PARTNERS, L.P.
By: Clipper Capital Associates, Inc.         By: Clipper Capital Corporation
its General Partner                          its General Partner

CLIPPER EQUITY PARTNERS I, L.P.              CS FIRST BOSTON MERCHANT
BY: Clipper Capital Associates, L.P.         INVESTMENTS 1995/96, L.P.
its General Partner                          By: Clipper Capital Partners, L.P.
                                             Attorney-in-Fact
Clipper Capital Associates, Inc.:            BY: Clipper Capital Corporation
Partner its General Partner                  its General Partner

CLIPPER/MERCHANT PARTNERS, L.P            By: /s/ DANIEL V. CAHILLANE
By: Clipper Capital Corporation               ________________________________
its General                                   Name:  Daniel V. Cahillane
                                              Title: Secretary and Treasurer
By: Clipper Capital Associates, L.P.
its General Partner


CLIPPER/MERBAN, L.P.
By: Clipper Associates, L.P.
its General Partner

By: Clipper Capital Associates, Inc.
its General Partner

CLIPPER/EUROPEAN RE, L.P.
By: Clipper Associates, Inc.
its General Partner

By: Clipper Capital Associates, Inc.
its General Partner

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996








                                             /s/ ROBERT B. CALHOUN, JR.
                                             _________________________________
                                             Robert B. Calhoun, Jr.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996


                                         FSI No. 2 Corporation



                                         By: /s/ RAYE G. WHITE
                                             -----------------------
                                         Name:  Raye G. White
                                         Title: Executive Vice President

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996


                                             FAYEZ SAROFIM & CO.


                                                /s/ RAYE G. WHITE
                                             By:_______________________________
                                             Name:  Raye G. White
                                             Title: Executive Vice President

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996



                                             /s/ FAYEZ SAROFIM
                                             _________________________________
                                             Fayez Sarofim

                                   SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996


                                             KOCH EQUITIES, INC.


                                             /s/ JOHN PITTENGER
                                         By: _________________________________
                                         Name:  John Pittenger
                                         Title: President

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996




                                             KOCH INDUSTRIES, INC.


                                             By: /s/ JOHN PITTENGER
                                                _____________________________
                                             Name: John Pittenger
                                             Title: Vice President

                                   SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996




                                          OLYMPUS GROWTH FUND II, L.P.


                                          By:  OGP II, L.P., its General Partner
                                          By:  LJM, L.L.C.
                                               its General Partner



                                          By: /s/ LOUIS J. MISCHIANTI
                                                  ___________________
                                          Name:   Louis J. Mischianti
                                          Title:  Member

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996



                                       OLYMPUS EXECUTIVE FUND, L.P.


                                       By:  OEF, L.P., its General Partner
                                       By:  LIM, L.L.C.
                                            its General Partner




                                           /s/ LOUIS J. MICHIANTI
                                       By: ___________________________________
                                       Name:  Louis J. Mischianti
                                       Title: Member

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996



                                             OGP II, L.P.

                                             By: Conroy, L.L.C.
                                                 its General Partner


                                               /s/ JAMES A. CONROY
                                            By:______________________________
                                            Name:  James A. Conroy
                                            Title: Member

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996


                                             OEF, L.P.

                                             By: Conroy, L.L.C.
                                                 its General Partner



                                                /s/ JAMES A. CONROY
                                             By:______________________________
                                             Name:   James A. Conroy
                                             Title:  Member

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996








                                             LJM, L.L.C.

                                                /s/ LOUIS J. MISCHIANTI
                                             By:_______________________________
                                             Name:  Louis J. Mischianti
                                             Title: Member

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996



                                             RSM, L.L.C.

                                                 /s/ ROBERT S. MORRIS
                                             By: _____________________________
                                             Name:  Robert S. Morris
                                             Title: Member

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



September 3, 1996



                                             CONROY, L.L.C.

                                                 /s/ JAMES A. CONROY
                                             By: _____________________________
                                             Name:  James A. Conroy
                                             Title: Member

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996


                                             /s/ LOUIS J. MISCHIANTI
                                             _________________________________
                                             Louis J. Mischianti

                                   SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996

                                             /s/ ROBERT S. MORRIS
                                             __________________________________
                                             Robert S. Morris

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 3, 1996

                                             /s/ JAMES A. CONROY
                                             _________________________________
                                             James A. Conroy

                                 APPENDIX   A



Directors and Executive Officers of Merchant Capital, Inc.


John M. Hennessy             President and Chairman of the Board

Allen D. Wheat               Director

Richard B. Thornburghj       Vice President and Director

David A. DeNunzio            Vice President and Director

John S. Harrison             Vice President and Director

Mark Patterson               Vice President and Director

Charles Ward, III            Vice President and Director

Agnes F. Reicke              Vice President and Secretary

Linda H. Hanauer             Vice President and Treasurer

Carlos Onis                  Vice President and Controller

Nancy G. Farese              Vice President

Kenneth J. Lohson            Vice President and Director of Taxes


       Each of the foregoing persons is a United States citizen, except Agnes F. Reicke, who is a citizen of Switzerland. The principal business address of each of such persons is CS First Boston Corporation, Park Avenue Plaza, New York,
New York 10055, and the present principal occupation or employment of each such person is serving as an employee of CS First Boston Corporation.

                                 APPENDIX   B

Directors and Executive Officers of Koch Equities, Inc. and their respective positions with Koch Industries, Inc.





John C. Pittenger       President and Director    Vice President, Koch Domestic
                                                  Capital Services

R. Allan Allford        Vice President            Managing Director, Koch
                                                  Domestic Capital Services

George B. Gregory       Vice President            Managing Director, Koch
                                                  Domestic Capital Services

Diana M. Knigge         Vice President            Managing Director, Koch
                                                  Domestic Capital Services

David A. Tolson         Vice President            Managing Director, Koch
                                                  Domestic Capital Services

H. Allan Caldwell       Secretary                 Associate General Counsel

F. Lynn Markel          Treasurer                 Executive VP -- Finance and
                                                  Administration

John H. Bomgardner II   Director                  Associate General Counsel

Paul W. Brooks          Director                  Senior VP -- Capital Services
                                                  Group




       Each of the foregoing persons is a citizen of the United States. The principal business address of each of such persons is 4111 E. 37th Street North, Wichita, Kansas 67220. The present principal occupation or employment of each such person is the position each holds with Koch Industries, Inc. listed in the far right-hand column above.

                                 APPENDIX    C


Directors and Executive Officers of Koch Industries, Inc.

Charles G. Koch             Chairman of the Board of Directors and CEO

William W. Hanna            President, COO and Director

F. Lynn Markel              Executive VP--Finance and Administration,
                            Treasurer and Director

Donald L. Cordes            Executive VP, Special Counsel and Director

David H. Koch               Executive VP-Chemical Technology Group and Director

C.C. McCambell              Executive VP - Hydrocarbon Group and Director

Joseph W. Moeller           Executive VP - International and Director

S.V. Varner                 Consultant and Director

Lawrence R. Purtell         Senior VP, General Counsel and Secretary

Diana Kidd                  Controller

E. Pierce Marshall          Director


       Each of the foregoing persons is a citizen of the United States. The principal business address of each of such persons, except for Mr. Marshall, is 4111 East 37th Street North, Wichita, Kansas 67220, and the present principal occupation or employment of each such person, except for Mr. Marshall, is as listed above. Mr. Marshall's principal occupation or employment is as the president emeritus of Marshall Petroleum, Inc.; his principal business address is 7600 West Tidwell, Suite 800, Houston, Texas 77040.

                                  APPENDIX  D




Directors and Officers of Fayez Sarofim & Co.


Fayez Sarofim                  President and Director

Raye G. White                  Executive VP, Secretary, Treasurer and Director

William Kline McGee, Jr.       Senior Vice President

Ralph Bowman Thomas            Senior Vice President

Russell Morris Frankel         Senior Vice President

Charles Edmund Sheedy          Senior Vice President

Russell Brian Hawkins          Senior Vice President

Alice M. Youngblood            Vice President

Nancy Vickers Daniel           Vice President

James Aloysius Reynolds        Vice President


       Each of the foregoing persons is a citizen of the United States. The principal business address of each of such persons is Two Houston Center, Suite 2907, Houston, Texas, 77010, and the present principal occupation or employment of each such person is as listed above.


                                      D-1